[Invesco Advisers, Inc. Letterhead]
Invesco Advisers, Inc.
PO Box 4333
Houston, TX 77210-4333
11 Greenway Plaza, Suite 2500
Houston, TX 77046-1173
713 626 1919
www.invesco.com
April 14, 2011
Board of Trustees
AIM Variable Insurance Funds (Invesco Variable Insurance Funds) (the “Trust”)
11 Greenway Plaza, Suite 100
Houston, Texas 77046-1173

Re:	Initial Capital Investment in New Portfolio of Invesco V.I. Balanced-Risk Allocation Fund
Ladies and Gentlemen:
The purpose of this letter is to set out our understanding of the conditions of and our promises and representations concerning this investment.
We hereby agree to purchase shares equal to the following dollar amount for the Fund:

FUND AND CLASS	AMOUNT	PURCHASE DATE
Initial investment as sole shareholder

Inveso V.I. Balanced-Risk Allocation Fund —
Series I	$10.00	April 14, 2011
Series II	$10.00	April 14, 2011
We hereby represent that we are purchasing these shares solely for our own account and solely for investment purposes without any intent of distributing or reselling said shares. We further represent that disposition of said shares will only be by direct redemption to or repurchase by the Trust.
Sincerely yours,
INVESCO ADVISERS, INC.

/s/ John M. Zerr
John M. Zerr
Senior Vice President

cc:	Mark Gregson Mike Hanna